Exhibit 10.1

                           DESCRIPTION OF REGISTRANT'S
                     MANAGEMENT INCENTIVE COMPENSATION PLAN
                       PURSUANT TO ITEM 601(b)(10)(III)(A)

     OUR COMPENSATION POLICY

     Our compensation policy is based on a "pay-for-performance" philosophy that emphasizes variable compensation. We believe that this philosophy meets the following objectives, among others:

     *    rewards performance that increases the value of our common stock
     * attracts, retains, motivates and rewards individuals with competitive compensation opportunities
     *    aligns an executive's total compensation with our business objectives
     * fosters a team environment among our management that focuses their energy on achieving our financial and performance objectives, consistent with our guiding values, and
     *    balances short-term and long-term strategic goals.

     MANAGEMENT INCENTIVE CASH BONUS PLAN ("MICP"). If approved by the Compensation Committee of the Board of Directors, or the entire Board of Directors, incentive cash bonuses may be payable to officers and key employees under the MICP on a quarterly basis if certain operating results are achieved. The Compensation Committee, or the Board of Directors, approves any quarterly payments under the MICP in conjunction with its review of our quarterly operating results.

     The MICP is a discretionary aggregate bonus pool derived from a percentage of our annual operating profit and will generally range from between one and three percent of annual operating profit. This bonus pool may then be allocated among the eligible participants based upon our operating results and various subjective determinations. Other than the financial performance targets established for determining whether payments will be made under the MICP for any particular quarter, no particular weight is assigned to any one particular objective or subjective factor. The Compensation Committee or the Board may change any financial performance objective or any financial performance target from time to time, at their discretion.

     The financial performance targets track quarterly performance in the following areas:

     *    revenue growth
     *    gross margins
     *    operating expenses
     *    operating margin, and
     *    earnings per share.

     The actual quarterly performance of the Company with respect to the above factors are then weighted in a formula from which the quarterly bonus pool is then calculated. The derived bonus pool may then be increased or decreased based on any subjective factors that the Compensation Committee or Board of Directors considers relevant, including but not limited to, industry conditions, overall economic conditions and competitive factors. At times, payments that might
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otherwise be calculated as being payable under the MICP will be suspended in whole or in part due to such subjective factors.

     All executive officers of the Company are eligible to participate in the MICP. The Chief Executive Officer may designate other employees to participate in the MICP.

     The Chief Executive Officer may determine the amount of any MICP bonus to be awarded to each participant, including executive officers other than himself, in line with the approved financial performance targets for a particular quarter.

     The Compensation Committee, or the Board of Directors, shall determine any MICP bonus to be awarded to the Chief Executive Officer.